Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Kristen Galfetti

kgalfetti@amagpharma.com

(617) 498-3362

AMAG Pharmaceuticals, Inc. Reports Financial Results

for the Quarter Ended June 30, 2008

CAMBRIDGE, MA (July 29, 2008) – AMAG Pharmaceuticals, Inc. (NASDAQ:AMAG), a biopharmaceutical company that utilizes its proprietary nanoparticle technology for the development and commercialization of therapeutic iron compounds to treat anemia and novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease, today reported unaudited consolidated financial results for the quarter and six months ended June 30, 2008.

“We are pleased with our progress toward becoming a commercial biopharmaceutical company as we prepare for the planned U.S. launch of ferumoxytol in the first quarter of 2009 and maximize the opportunity for ferumoxytol beyond chronic kidney disease and outside the United States,” commented Brian J.G. Pereira, President and Chief Executive Officer of AMAG Pharmaceuticals, Inc. “In the last quarter, we presented additional positive results of ferumoxytol in kidney transplant recipients, entered into a strategic partnership to develop and commercialize ferumoxytol in China, and added a new member to our senior management team. Also, at our Analyst and Investor Day in June, we shared details of our commercial strategy for ferumoxytol’s launch and discussed our planned clinical development programs for abnormal uterine bleeding, iron deficiency anemia from multiple causes and vascular imaging,” concluded Dr. Pereira.

As of June 30, 2008, the Company’s cash, cash equivalents and investments totaled $264.3 million. Revenues for the quarter ended June 30, 2008 were $0.5 million as compared to revenues of $0.7 million for the same period in 2007. Revenues for the six month period ended June 30, 2008 were $1.1 million as compared to $1.7 million for the same period in 2007.

Total operating costs and expenses for the quarter ended June 30, 2008 were $19.7 million as compared to $10.3 million for the same period in 2007, an increase of $9.4 million. Total operating costs and expenses for the six month period ended June 30, 2008, were $33.0 million as compared to $19.4 million for the same period in 2007. The increase in operating costs and expenses for both the quarter and the six month period ended June 30, 2008 was primarily due to increased selling, general and administrative expenses, as the Company prepares for the expected U.S. launch of ferumoxytol in the first quarter of 2009.

-more-

125 CambridgePark Drive, Cambridge, MA 02140
(617) 498-3300

The Company reported a net loss of $17.0 million, or $1.00 per basic and diluted share, for the quarter ended June 30, 2008, as compared to a net loss of $6.9 million, or $0.46 per basic and diluted share, for the same period in 2007. Net loss for the six months ended June 30, 2008 was $26.3 million, or $1.55 per basic and diluted share, as compared to a net loss of $17.1 million, or $1.17 per basic and diluted share for the same period in 2007.

Corporate Highlights

Recent activities and achievements include:

•                  At its Analyst and Investor meeting in June, the Company provided its updated plan to initiate two Phase III clinical development programs for ferumoxytol as an intravenous iron replacement therapeutic agent. One program will include patients with iron deficiency anemia and abnormal uterine bleeding and the second will include patients with iron deficiency anemia from multiple causes. The Company also announced plans to commence a Phase II study for ferumoxytol in vascular-enhanced magnetic resonance imaging in patients with peripheral arterial disease. Final study designs are subject to FDA review and are expected to begin in the second half of 2008.

•                  The Company announced a strategic partnership with 3SBio, Inc. a leading Chinese biotechnology company, to develop and commercialize ferumoxytol in China for chronic kidney disease (CKD), with an option to expand into additional indications.

•                  The Company presented positive results from pooled data from two open-label, multicenter, randomized Phase III studies of ferumoxytol as an intravenous iron replacement therapeutic agent as a poster at the 8th American Transplant Congress in May. The poster, “Ferumoxytol as an Intravenous Iron Replacement Therapy: Efficacy and Safety in Subjects with Functioning Kidney Transplants” presented results from 31 patients with CKD stages 1-5 with functioning kidney transplants.

•                  In May, the Company announced the appointment of Robert M. Brenner, M.D. to the position of Senior Vice President of Medical Affairs. Dr. Brenner brings nearly a decade of clinical development and medical affairs experience to the Company, having served most recently as Executive Director and Global Renal Anemia Program Area Leader at Amgen Inc. Dr. Brenner will be responsible for the Company’s medical affairs and nephrology clinical development activities.

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a webcast and conference call today at 8:30 a.m. ET to discuss the Company’s financial results, business highlights and its development programs.

To access the conference call via telephone, please dial (877) 412-6083 from the United States or (706) 902-1303 for international access. A telephone replay will be available from approximately 10:00 a.m. ET on July 29, 2008 through midnight July 31, 2008. To access a replay of the conference call, dial (800) 642-1687 from the United States or (706) 645-9291 for international access. The passcode for the live call and the replay is 56344417.

An audio webcast of the call will be available through the Investors section of the Company’s website at www.amagpharma.com. The webcast replay will be available from approximately 10:00 a.m. ET on July 29, 2008, through midnight August 12, 2008.

About AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company that utilizes its proprietary nanoparticle technology for the development and commercialization of therapeutic iron compounds to treat anemia and novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease.

Ferumoxytol, the Company’s key product candidate, is being developed for use as an intravenous iron replacement therapeutic agent for the treatment of iron deficiency anemia and as a diagnostic agent for vascular-enhanced magnetic resonance imaging to assess peripheral arterial disease. The Company submitted a New Drug Application for marketing approval of ferumoxytol as an intravenous iron replacement therapy in chronic kidney disease patients with the FDA in December 2007, which was accepted for filing by the FDA in February 2008.

Forward Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained in this press release that do not describe historical facts, including but not limited to statements regarding the expected U.S. launch of ferumoxytol in the first quarter of 2009 and our expectation to initiate additional Phase II and Phase III clinical programs for ferumoxytol later this year, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include the following: (1) the possibility that we may not be able to obtain the necessary regulatory approvals in order to market and sell ferumoxytol, or we may not obtain such approvals in a timely manner due to deficiencies in the design or oversight by us of these trials, the failure of our trials to demonstrate that ferumoxytol is safe and efficacious, or any other factor causing an increase in expenses, a delay and/or a negative effect on the results of the clinical studies or the prospects of regulatory approval for ferumoxytol; (2) the fact that we have limited sales and marketing expertise; (3) uncertainties regarding our ability to successfully compete in the intravenous iron replacement therapy and imaging markets; (4) uncertainties regarding our ability to obtain favorable coverage, pricing and reimbursement for ferumoxytol, if approved; (5) uncertainties regarding our ability to manufacture sufficient quantities of ferumoxytol to meet demand, if approved; (6) uncertainties relating to our patents and proprietary rights; and (7) other risks identified in our Securities and Exchange Commission filings. We caution readers not to place undue reliance on any forward-looking statements which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals, Inc.

(unaudited, amounts in thousands, except for per share data)

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenues:	$486	$745	$1,098	$1,658

Costs and expenses (1):
Cost of product sales	31	101	75	258
Research and development	7,061	5,115	11,884	11,256
Selling, general and administrative	12,611	5,083	20,996	7,874
Total costs and expenses	19,703	10,299	32,955	19,388

Operating Loss	(19,217)	(9,554)	(31,857)	(17,730)

Interest income	2,210	2,619	5,549	4,592
Litigation settlement	—	—	—	(4,000)

Net loss	$(17,007)	$(6,935)	$(26,308)	$(17,138)

Loss per share - basic and diluted:	$(1.00)	$(0.46)	$(1.55)	$(1.17)

Weighted average shares outstanding used to compute loss per share:
Basic and diluted	16,994	15,150	16,982	14,658

(1) Stock-based compensation expenses included in costs and expenses amounted to approximately:
Research and development	$883	$392	$1,592	$799
Selling, general and administrative	2,311	1,861	4,296	2,988

Condensed Consolidated Balance Sheets

	6/30/2008	12/31/2007

Cash, cash equivalents, and short-term investments	$202,220	$286,807
Long-term investments	$62,106	$—
Working capital	$195,135	$282,196
Total assets	$275,232	$294,851
Total stockholders’ equity	$262,028	$285,954

###